Exhibit 10.10
MANAGEMENT PERFORMANCE PLAN
2008 PAYABLE IN 2009
I.	SPONSOR

FBL Financial Group, Inc. is the sponsor of the Management Performance Plan.

II.	PARTICIPANTS

Participants in the plan include the senior executive group and executive group of FBL’s Tier I participants. Tier II participants include FBL’s department heads (salary grade 45). Tier III participants include FBL’s managers (salary grade 44).

III.	FEATURES
A.	Each year the FBL Management Development and Compensation Committee approves five to eight corporate goals. These performance goals would include significant areas of achievement such as property/casualty accounts, property/casualty and life insurance new business production, expense management and earnings, among other performance terms which have been preapproved by the FBL shareholders.

B.	Each goal will be given equal weight but may be split between life and property/casualty performance.

C.	Each goal will be measured separately in the determination of the attainment level. Generally goals for insurance management will be based on the performance over the entire marketing area. Some participants whose responsibilities are limited to a single state or sales region will be measured according to the performance of that particular territory.

D.	Percentage of incentives to be paid will be calculated separately for each performance goal and no incentive will be paid on a goal until at least 75 percent of goal level is attained.

E.	Generally, the applicable performance incentive percentage for each goal will increase proportionately for achievement above 75 percent of goal level to a maximum of 150 percent of goal. The Committee retains the discretion in establishing goals to vary the percentage of achievement required between threshold, target and cap.

F.	For Tier I, Groups 1, 2, 3, 4 and 5, achievement of 75 percent of goal will result in 50 percent of the performance incentive percentage, and achievement of 150 percent of goal will result in 200 percent of the performance incentive percentage. For Tier I, Group 6, and Tiers II and III, achievement of 75 percent of goal will result in 75 percent of the performance incentive percentage, and achievement of 150 percent of goal will result in 150 percent of the performance incentive percentage. The Committee retains the discretion in establishing goals to vary the percentage of achievement required between threshold, target and cap.

G.	The performance incentive percentage will be applied to the participant’s eligible earnings paid during the plan year, to include regular wages, retro pay and vacation cash out. Regular wages includes base salary as well as payments for vacation, jury duty, holiday, military, bereavement, adoption, paternity and salary continuance.

H.	The performance incentive percentage payable varies by tier and in some cases by employee group within a tier as follows:

Tier I Group 1 Target — 90 percent of eligible earnings Chief Executive Officer

Tier I
Group 2 Target — 60 percent of eligible earnings
Chief Financial Officer and Chief Administrative Officer
E.V.P. Farm Bureau Life (to retirement date)
E.V.P. P/C Companies
E.V.P. EquiTrust Life
E.V.P. Farm Bureau Life and FBL General Counsel and Secretary (from promotion date)

Tier I Group 3 Target — 50 percent of eligible earnings Vice President — Investments

Tier I Group 4 Target— 35 percent of eligible earnings Morain (to retirement date)

Tier I Group 5 Target—45 percent of eligible earnings Balance of FBL management team

Tier I Group 6 Target — 33 percent of eligible earnings Executive Group — Grade 50 employees

Tier II Target — All participants — 15 percent of eligible earnings Grade 45

Tier III Target — All participants — 12 percent of eligible earnings Grade 44

I.	Payments of the performance incentive will be made annually to each participant in a single, separate, lump sum payment on or before February 14 for the prior plan year.

J.	The Committee will review the plan annually and make appropriate adjustments and changes.

K.	Based on changing circumstances and resulting inequities during the year, management will make recommendations to the Committee for appropriate revisions or adjustments to the goals; revisions or adjustments are expected to be rare. Positive revisions or adjustments will not apply to any covered person under IRC Section 162(m).

L.	Payment and retention of payments under the Management Performance Plan are subject to all the terms and conditions of the Impact of Restatement of Financial Statements Upon Awards Policy (“Clawback Policy”) adopted by the Committee, as it may be amended from time to time.